Final Transcript

SYNTROLEUM CORPORATION: First Quarter 2011 Conference Call

May 17, 2011/ 10:00 a.m. CDT

SPEAKERS
Karen Gallagher – Senior Vice President and Principal Financial Officer
Edward “Gary” Roth – President and Chief Executive Officer
Jeff Bigger – Senior Vice President of Business Development

ANALYSTS
Joel Stanton – Private Investor
Jim West – Private Investor
Gary Rumple – Private Investor
Jack Beam – Private Investor
Robert Wagner – Private Investor
Ezra Burn – Private Investor
John Anderson – Private Investor
Kirk Thomson – Private Investor
Chuck Howett – Private Investor
Mario Poles – Syntroleum
Paul Blaine – Private Investor
Lowes Navarro – Private Investor
Eric Wayne – Private Investor

PRESENTATION

Moderator Greetings and welcome to the First Quarter 2011 Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions) As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Karen Gallagher, Senior Vice President and Principal Financial Officer. Ma’am, you may begin.

K.	Gallagher Good morning and thank you for joining us today. Remarks for today’s call will be presented by Syntroleum’s President and Chief Executive Officer, Gary Roth, followed by myself, who will report the financial results for the quarter ended March 31, 2011.

Before we begin our remarks, I would like to remind everyone that during this call, we will make certain forward-looking statements as well as use historical information. Words such as believe, estimate, expect, intend, plan, anticipate, could or should are intended to identify forward-looking statements. Although Syntroleum believes that expectations reflected in these forward-looking statements are reasonable, these statements involve risks and uncertainties. Future results may differ materially from those projected in these forward-looking statements. You are encouraged to refer to our SEC filings including our most recent Annual Report on Form 10-K for a full disclosure of these risks and uncertainties.

Now, I’ll turn the call over to Mr. Gary Roth.

G.	Roth Thank you, Karen. We are currently producing at 50 million-gallons per year or 67% of design capacity. We have not experienced any flooding from the Mississippi River; however, it has delayed certain feedstock deliveries. We expect this curtailment to be alleviating in the coming weeks.

As we’ve discussed in our previous conference call, we’ve encountered certain mechanical reliability issues. Since our last call, we have implemented the technical changes recommended by our equipment suppliers. Since making those modifications, we have achieved industry standard reliability values. Further run time is required to determine longevity of these modifications.

Market conditions for renewable diesel remain favorable. Industry spot margins are consistent with spot margins we reported on our last call. Actual margins depend on contract terms, delivery point and feedstock slates.

As we reported on our last call, Sinopec has completed re-erection of our Catoosa Demonstration Facility in China and is now in commissioning in start-up with production expected to begin in June. We expect the demonstration of our FT technology on coal-derived syngas could lead to commercial scale development by Sinopec.

We are developing a 10,000 to 15,000-barrel a day domestic supply GTL plant. We are in early stages of discussions with natural gas suppliers, syngas producers and capital providers. These discussions have led us to believe the following: one, GTL projects can be constructed in the U.S. with attractive economics. Gas providers are willing to enter into gas-term contracts and the capital markets are open to provide risk capital to GTL projects.

In summary, we continue to dedicate a majority of our technical resources to further improving the guise of our plants reliability and to transitioning Geismar for commissioning start up to commercial operations. We see promise in our FT business. The start-up of our former Catoosa Demonstration plant by Sinopec will demonstrate our FT technology on coal-derived syngas and we are working to develop a GTL plant in the United States.

I will now turn the call over to Karen Gallagher.

K.	Gallagher Thank you, Gary. I would like to update you on the earnings results for our first quarter. For the quarter ended March 31, 2011, the company reported an operating loss of $1.6 million resulting from total revenues of $849,000 and operating expenses of $2.4 million. The total net loss for the quarter was $3.9 million.

We used $2.1 million in cash from operating activities during the first three months of 2011. Of this amount, $650,000 relates to our standard overhead. The balance relates to receivables for engineering labor and expenses and non-recurring charges such as prepayment of reimbursable raw materials made on behalf of Dynamic Fuels and legal settlements.

The company had a cash balance of $10.4 million at March 31, 2011 compared to $12.5 million at year end 2010. During the quarter, we made no additional contributions to Dynamic Fuels. In May, we contributed an additional $2 million in the form of a working capital loan.

In summary, we continue to focus on the Dynamic Fuels plant. We look forward to continued successful production and growing product acceptance as well as the potential for our GTL technology.

Thank you for your attendance today. We will now open up the call for questions.

Moderator	Thank you. (Operator Instructions) Our first question is coming from the line of Joel Stanton, a private investor.
J. Stanton
Good morning, gentlemen. Just curious about the situation with the shaft seals and the compressor valves on your pieces of equipment that have had frequent failures, have you considered or are you taking any type of legal action against suppliers due to
unreliability of the products?

G.	Roth This is Gary Roth. We have not taken legal action. Most suppliers have been very responsive to the issues associated with the pump and the compressors, and as long as they continue to be responsive and work with us, we think it’s prudent to continue to work with them.

Joel Stanton Have they offered any extended warranty due to the problems?

G.	Roth They are continuing to work the warranty issue until they meet certain reliability standards.

Joel Stanton	Okay. Thank you.
Moderator	Thank you. Our next question is coming from the line of Jim West, private investor.
Jim West
Dynamic Fuels plant in Geismar is fully operational, running at full capacity and your earnings per share, you’re still losing
$0.12 and I was wondering what action you’re taking or what’s causing that that your plant is fully operational and you’re still not making money? What do you attribute that to?

G.	Roth Well, we’re not fully operational yet. We still have been through commissioning and start ups. So although we’re able to run design rates through the reactors, we have not been able to maintain our reliability because we’re in the commissioning and startup phase, and as we discussed primarily associated with this compressor and a pump. Now, we’ve made the modifications. We’re seeing industry levels of reliabilities now but we need to see more longevity, so the issue is one of uptime.

Jim West How long will you be commissioning this plant?

G.	Roth Well, we think we’re coming out of the commissioning phases now. We’ve made these changes recommended by the vendors on their two major pieces of equipment and we’re seeing improved reliability.

Moderator	Thank you. Our next question is coming from Gary Rumple, a Private Investor.
Gary Rumple
I’m just curious, we were supposed to commission the plant you said in the first quarter. Now we’re careening towards the end of the second quarter. It seems like its pretty much standard
operations that every timeline we’re given as investors is just rolled right over with no comment being made and missing it by years at a time, six months at a time. When can we start
expecting finally things happening in sort of a timely fashion?
Are we looking at may be another six months to a year until it’s commissioned? What would be the timeframe on the outside would you guess?

G.	Roth We said before, we don’t give forecasts. This is the first of a kind plant. We continue to work through the two problems, which has mainly been the compression of shaft seals. The reactors have run at capacity and greater, so we believe the issue is our reliability. We don’t think those are years away, but we can’t give you the exact number of months until such time we will reach those levels of reliability we all would like.

Moderator	Thank you, sir. Our next question is coming from the line of Jack Beam, a Private Investor.
Jack Beam
Good morning, Gary. I was wondering, could you provide some color on how the state of Louisiana’s bio-diesel mandate would possibly tie into Dynamic Fuel’s production? For example, do you have a goal to try and trigger the 2% Louisiana mandate and just how big is that market?

G.	Roth I think I’ll let Jeff Bigger take that call. Jeff?

J.	Bigger Thank you. We have been in contact with the state of Louisiana to advise them that the plant is up and operational and that we are making fuel, and they are going through their process of how that might trigger the mandate, so we continue to have that dialogue with them.

Jack Beam And how large would you approximate that market to be? Is that like 20 million plus? Is that about what the state of Louisiana would generate at 2%?

J.	Bigger I’m not sure of the exact number on that. The state would have to declare what that volume would be; of course, it would be met by biofuels and biodiesel as well as our own renewable diesel, so the fuel could come from various places.

Jack Beam	Okay. Thank you.
Moderator	Thank you. Our next question is coming from the line of Robert Wagner, a Private Investor.
Robert Wagner
Hi. Thank you for taking my call. Looking at your 10-K and it says that you report... Dynamic Fuel results of operations on a three month lag basis. And it also mentions that you’ve been running at full capacity over the last quarter, so I’m taking this is that you’re going to report some of the revenues from the sale of the gasoline with the diesel fuel next quarter.
Could you give us an idea on how much you’ve been producing at this plant? How much has been sold and what is your
profitability per gallon of diesel fuel that you’re producing?

G.	Roth Well, we were having difficulty hearing the question. I’ll take a stab. We say in the Q we produce 7 million gallons to-date. On the question of profitability, we showed margins in the last call, margins are consistent with that although they vary with contract and delivery points. We are running today at about 2/3 of design. We curtailed mainly due to deliveries, as problems associated with the Mississippi River flooding and we do report one quarter lag. I hope I’ve answered all your questions, Robert.

Robert Wagner	Thank you.
Moderator	Thank you. Our next question is coming from Ezra Burn, a Private Investor.
Ezra Burn
Hi, guys. Thanks for taking our questions. In the 10-Q, it says that you were at 120% feedstock rates, which would mean 6,000 barrels a day. When you’re finally commissioned and you’re up at full capacity, what do you feel is going to be your full
capacity rate? And with that, what you’ve learned so far in
erecting this first Dynamic Fuels plant what would you think the second plant would be? And have you made any headway into that? Have you searched out any government loans or grants from
USDA or DoE or DoD?

G.	Roth I think in our Q, we say we’ve produced up to 120% of design rates and what we’re doing is testing various components of the plant to determine limitations associated with the first plant turnaround. That’s primarily the purpose. The reactors continue to run at design rates and we still consider this a 5,000 barrel a day or 75 million gallon a year nominal plant.

Ezra Burn As for the second plant, any future plants?

G.	Roth I think it’s premature for us to predict what a second plant would look like. We would normally look to the first turnaround in a typical industry debottlenecking process to determine what the second plant would look like.

As to financing, we continue to investigate government options, but those have turned out to be quite timely and costly and I’m not sure they’re the most cost effective and reliable way to get a second plant financed, although we continue to talk to USDA, DoE and we continue to deliver products to various government agencies.

Moderator	Thank you. Our next question is coming from the line of John Anderson, a private investor.
John Anderson	Yes. Thanks for taking my call and we do want to thank you for all your efforts. If this was easy, it probably would not be the first plant of its kind in the United States.

G.	Roth Thank you.

John Anderson I have a question about as you move from start up to commissioning and finally being commissioned, when you make that determination, will you be putting out a press release or any sort of announcement? I think the concern of a lot of investors is the next time we are going to hear anything is mid-August, and that’s just too long to wait without any news, whatsoever, on what’s happening at the plant.

G.	Roth Well, we typically report on a quarterly basis with our partner, Tyson. That has been the historical reporting for the companies, and I really don’t see that, that would change. It’s very difficult for us to get meaningful data in terms of reliability in equipment in a 30-day snapshot. Typically we want to see 90 to 120 days of run time before we think we have some reliable engineering solution.

Moderator	Thank you. Our next question is coming from the line of Kirk Thomson, a private investor.
Kirk Thomson
Actually, I’ll keep this pretty quick. You had stated in your last call that you were at full capacity at that time, and now you’re stating at this time that you’re at 67% capacity. At
some point between the last call and this call, you dropped 30%
roughly in capacity and I understand you stated that there were some delays on feedstock coming in. Is that the only delay
keeping us from full capacity is the feedstock issue?

G.	Roth Yes. The railroad can’t anticipate the floods. The floods have forced a lot of the railcars to be redirected, and that redirection has caused delays in rail deliveries. So that’s the cause. I am not sure any of us could have predicted the worst flood since 1927 or something, so that’s the primary reason that we are below design capacity today.

Moderator	Thank you. Our next question is coming from the line of Chuck Howett, a private investor. Please state your question.
Chuck Howett	I was just wondering what the plans for the grand opening are. Are you waiting until commissioning is done? Any information you can provide there?

G.	Roth We do have plans for a grand opening. We probably need to get through this current event with the river and when we do decide on the grand opening date, we’ll make the public announcement on that.

Moderator	Thank you. Our next question is coming from Mario Poles at Syntroleum.
Mario Poles
Actually, sorry, private investor but anyway, my question is assuming that the Catoosa demo project is successful over in
China, has Sinopec indicated what their next move is, when, and what that means in terms of revenue for Syntroleum?

G.	Roth The agreements with Sinopec have a license arrangement with them. So the expectation is that with the successful demonstration of the FT technology that Sinopec would move forward to a commercial operation. Of course, there’s no guarantee, but that’s the expectation in the agreements as they lay out the licensing arrangements for future plants.

Moderator	Thank you. Our next question is coming from the line of Paul Blaine, a private investor.
Paul Blaine
The gas-to-liquid plant you mentioned earlier, would you
elaborate a little bit more what that has involved? They said
10,000-15,000, I missed that, is that gallons, barrels, what is the status of it and what is the timetable or something like that?

G.	Roth We go through a series of gaiting operations on projects here, so that the plant we’re talking about is 10,000 to 15,000 barrels a day. We gave what I’ll call vetted gas supply, engineering, construction and financing for the plant, and we now believe through that vetting process there is a realistic chance of putting together a commercially financeable project. We believe that was within the three to five year time frame. We believe there’s gas supply that is available long-term and allows the economics of the plant to be developed, and we are now moving forward to more definitively execute on that project in terms of engineering preliminary studies and sighting studies.

Moderator	Thank you. Our next question is coming from Lowes Navarro, a private investor.
Lowes Navarro
Good morning, gentlemen. Thank you for taking the call. For
that GTL plant that you announced this morning that you are
currently in development for 10,000 to 15,000 barrels per day, what end products do you intend to produce according to your current business model for it? And the natural gas that you’ll intend to use, will it be domestic or imported LNG, and are you doing it all yourself as Syntroleum, the championing company or are you in partnership with somebody else?

G.	Roth The product slate would be diesel, naphtha and most likely there would be a wax component. FT waxes have their own markets and those markets seem to be economic now. The production would come from domestic gas. Part of the work we need to do right now is on the sighting studies. There’s a number, of course, large shale gas plays that have now been developed in the U.S. and the questions are, where is the best location to site a plant? Is it near the field, is it on pipeline, that type of thing. You had a third question, if you could repeat that?

Moderator	Unfortunately, he is no longer in our queue, sir. Our next question is coming from Jack Bean.
Jack Bean
This is a follow-up for Jeff in regards to the earlier presentation that stated the renewable diesel is more meaningful when the mandate meets the cold winter climates. I was wondering, would the
Dynamic Fuels production be eligible for like Minnesota’s 5%
biodiesel mandate? Could you get enough feedstock from Minnesota to qualify to sell the DF product in Minnesota under that mandate?

J.	Bigger This is Jeff.

Jack Bean Are you able?

J.	Bigger In the Minnesota mandate, we can certainly make diesel fuel with good winter cold flow properties. I’m not aware that it requires that the feedstock be generated in Minnesota, but we can certainly sell product there to help meet the mandate.

Moderator	Thank you. Our next question is coming from the line of Eric Wayne.
Eric Wayne
Congratulations. You offer a good quarter. I think the best news I heard was 67% of design capacity and up to 120%.
Gary, you’d mentioned that you thought we were coming out of the commissioning phase. I’m wondering, what contractual triggers you might have to determine that you’re out of that phase and when that happens, is that something that’s required to be disseminated to investors?

G.	Roth There’s no contractual trigger associated with coming out of commissioning. I think it’s more a physical state of the plant and operating of the plant, where we’re reaching a steady state of operations both in terms of what feedstock is delivered to us, how we’re processing and how we’re delivering to our clients. And we are able to predict our disruptions.

Of course, we monitor all our equipment. We have health monitors, for lack of a better phrase, on the pumps and the compressors. And our problem to date has been, we’ve been unable to predict when we’re going to have equipment failures. So that’s where we are now, is we believe that we are now being able to look and understand and monitor the equipment and be able to predict down time. So that’s what we mean when we talk about moving from a commissioning start up phase into a production operating phase, is that we are able to forecast equipment reliability.

Moderator	Thank you. Our last question is coming from the line of John Anderson.
John Anderson	Thank you for taking my call. I realize it’s only a small part of your efforts, but do you have any status on your phase change material efforts?

G.	Roth We do. Phase change, we have incorporated the phase change material into plastic. So, we have demonstrated our ability to make a marketable product at the laboratory scale. Actually, I should say at this point the demonstration scale with commercially available equipment, so we are now in the process of testing that material that we have made.

So, we take our phase change material, we encapsulate it into a plastic and the purpose of that encapsulation is to seal it and then allow it to be used in commercial production. We have made those materials and those materials are now in the testing phase to see if they meet the specification for commercial operations.

Moderator Thank you. That does conclude our question-and-answer session. At this time I’d like to turn it back over to management for closing remarks.

K.	Gallagher On behalf of management, we’d like to thank you for joining us on today’s conference call.

Moderator Thank you. That does conclude today’s teleconference. You may disconnect your lines at this time and thank you for your participation.

G.	Roth

Thank you, everyone.